UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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Exchange Act of 1934 (Amendment No.      )
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Unica Corporation

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UNICA CORPORATION
Reservoir Place North
170 Tracer Lane
Waltham, Massachusetts 02451

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

We cordially invite you to attend our 2008 annual meeting of stockholders, which is being held as follows:

Date:	Friday, March 7, 2008
Time:	10:00 A.M., local time
Location:	Wilmer Cutler Pickering Hale and Dorr LLP Twenty-Sixth Floor 60 State Street Boston, Massachusetts 02109

At the meeting, we will ask you and our other stockholders to consider and vote on the following matters:

1.	To elect two Class III directors to a three-year term;

2.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2008; and

3.	To consider and act upon any other business properly presented at the meeting or any postponement or adjournment of the meeting.

You may vote on these matters in person or by proxy. We ask that you complete and return the enclosed proxy card promptly — whether or not you plan to attend the meeting — in the enclosed addressed, postage-paid envelope, so that your shares will be represented and voted at the meeting in accordance with your wishes. If you attend the meeting, you may withdraw your proxy and vote your shares in person. If your shares are held in street name and you do not plan to attend the meeting, please follow the instructions provided by the holder of record to ensure that your shares are voted. Only stockholders of record at the close of business on January 8, 2008 may vote at the meeting.

By Order of the Board of Directors,

Jason W. Joseph
Vice President, General Counsel & Secretary

Waltham, Massachusetts
January 25, 2008

PROXY STATEMENT
FOR THE
UNICA CORPORATION
2008 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 7, 2008

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INFORMATION ABOUT THE MEETING

This Proxy Statement

We have sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at our 2008 annual meeting of stockholders or any adjournment or postponement of the meeting. The meeting will be held at 10:00 A.M., local time, on Friday, March 7, 2008, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, Twenty-Sixth Floor, 60 State Street, Boston, Massachusetts 02109.

•	THIS PROXY STATEMENT summarizes information about the proposals to be considered at the meeting and other information you may find useful in determining how to vote.

•	THE PROXY CARD is the means by which you actually authorize another person to vote your shares in accordance with your instructions.

Our directors, officers and employees may solicit proxies in person or by mail, telephone, facsimile or electronic mail. We will pay the cost of soliciting these proxies. We expect that the expense of any solicitation will be nominal. We will reimburse brokers and other nominee holders of shares for expenses they incur in forwarding proxy materials to beneficial owners of those shares. We have not retained the services of any proxy solicitation firm to assist us in this solicitation. In the event we subsequently decide to engage a proxy solicitation firm, we will pay all of the fees and reasonable out-of-pocket expenses incurred by that firm in connection with our solicitation of proxies for the meeting. We expect that those fees would not exceed $15,000.

We are mailing this proxy statement and the enclosed proxy card to stockholders on or about February 11, 2008. In this mailing, we are including copies of our 2007 Annual Report to Stockholders. We refer to the fiscal year ended September 30, 2007 as fiscal 2007 throughout this proxy statement.

How to Vote

At the meeting, you are entitled to one vote for each share of common stock registered in your name at the close of business on January 8, 2008. The proxy card states the number of shares you are entitled to vote at the meeting.

You may vote your shares at the meeting in person or by proxy:

•	TO VOTE IN PERSON, you must attend the meeting, and then complete and submit the ballot provided at the meeting.

•	TO VOTE BY PROXY, you must complete and return the enclosed proxy card. Your proxy card will be valid only if you sign, date and return it before the meeting. By completing and returning the proxy card, you will direct the designated persons to vote your shares at the meeting in the manner you specify in the proxy card. If you complete the proxy card with the exception of the voting instructions, then the designated persons will vote your shares in favor of the proposals described in this proxy statement. If any other business properly comes before the meeting, the designated persons will have the discretion to vote your shares as they deem appropriate.

If your shares are held in “street name” by a bank, broker or other nominee and not in your name, you will receive instructions from the holder of record of your shares that you must follow in order for your shares to be voted at the annual meeting. Please note that if your shares are held in street name you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the meeting.

Revocability of Proxy

Even if you complete and return a proxy card, you may revoke it at any time before it is exercised by taking one of the following actions:

•	sending written notice to Jason Joseph, Vice President, General Counsel and Secretary, at our address set forth in the notice appearing before this proxy statement;

•	returning another signed proxy card bearing a later date to Mr. Joseph before the meeting; or

•	attending the meeting, notifying Mr. Joseph that you are present, and then voting in person.

If you own shares in “street name,” as described below, the record holder of your shares should provide you with appropriate instructions for changing your vote.

Quorum Required to Transact Business

At the close of business on January 8, 2008, 20,216,949 shares of common stock were outstanding. Our by-laws require that shares representing a majority of the votes entitled to be cast by the holders of our common stock outstanding on that date be present in person, present by means of remote communication in any manner authorized by the board of directors, if any, or represented by proxy at the meeting in order to constitute the quorum to transact business. Shares as to which holders abstain from voting as to a particular matter, votes withheld and “broker non-votes,” will be counted in determining whether there is a quorum of stockholders present at the meeting.

Broker Non-Votes

A broker non-vote occurs when a broker submits a proxy card with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote for a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors and ratification of auditors. Non-routine matters include matters such as amendments to stock plans.

Other Information

The text of our annual report on Form 10-K for the fiscal year ended September 30, 2007 is included, without exhibits, in our 2007 Annual Report to Stockholders and also may be found on our website at http://www.unica.com or through the Securities and Exchange Commission’s (“SEC”) electronic data system called EDGAR at http://www.sec.gov. In addition, we will send any requesting stockholder a copy of the exhibits to our annual report on Form 10-K, at no charge. To receive copies, please send a written request to our corporate Secretary, Jason Joseph, at our offices located at Reservoir Place North, 170 Tracer Lane, Waltham, Massachusetts 02451. The information contained on our website is not incorporated by reference and should not be considered as part of this proxy statement.

DISCUSSION OF PROPOSALS

Proposal 1: Election of Class III Directors

Our by-laws provide that the board of directors be divided into three classes, with the classes serving for staggered three-year terms. In addition, our by-laws specify that the board has the authority to fix the number of directors. The board of directors currently has seven members.

Nominees in the General Election of Directors

The board of directors has nominated Mr. Aron J. Ain and Mr. Robert P. Schechter for election as Class III directors at the annual meeting. A brief biography of Mr. Ain and Mr. Schechter including their ages, as of December 31, 2007, follows. You will find information about their stock holdings under the heading “Stock Owned by Directors, Executive Officers and Greater-Than-5% Stockholders.”

Aron J. Ain	Mr. Ain has served as one of our directors since August 2005. Since October 2005, Mr. Ain has served as Chief Executive Officer of Kronos Incorporated, a provider of workforce management solutions. Mr. Ain served as Executive Vice President and Chief Operating Officer of Kronos from February 2002 until October 2005. Previously, Mr. Ain served as Vice President of Worldwide Sales and Service of Kronos from 1988 until February 2002. Mr. Ain was employed in various positions at Kronos from 1979 through 1988. Mr. Ain serves on the board of directors of Kronos. Mr. Ain is 50 years old.

Robert P. Schechter	Mr. Schechter has served as one of our directors and the chair of our audit committee since January 7, 2005. Mr. Schechter has served as the President and Chief Executive Officer of NMS Communications Corporation since 1995 and as its Chairman of the Board since 1996. From 1987 to 1994, Mr. Schechter held various senior executive positions with Lotus Development Corporation, and from 1980 to 1987, he was a partner at Coopers and Lybrand LLP. Mr. Schechter is also a director of Avici Systems, Inc., a provider of purpose-built carrier-class routing solutions for the Internet, and Moldflow Corporation, a provider of software solutions for optimizing the design and manufacture of plastic products. Mr. Schechter is 59 years old.

Our board of directors recommends that you vote FOR the election of Mr. Ain and Mr. Schechter as Class III directors.

The affirmative “FOR” vote of the holders of a plurality of the votes cast by our stockholders entitled to vote on the election is required for the election of each director.

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm

Our audit committee has selected the firm of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for fiscal 2008. We are asking stockholders to ratify this appointment. Stockholder ratification of such selection is not required by our by-laws or other applicable legal requirements. However, our board of directors is submitting the selection of PricewaterhouseCoopers LLP to stockholders for ratification as a matter of good corporate practice. In the event that stockholders fail to ratify the selection, our audit committee will reconsider whether to retain that firm. Even if the selection is ratified, our audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if our audit committee believes that such a change would be in our and our stockholders’ best interests. In fiscal 2007 our audit committee and board of directors directed the appointment of PricewaterhouseCoopers LLP to replace Ernst & Young LLP, which had been serving as our independent registered public accounting firm for fiscal 2007, after selection by our audit committee and ratification by our stockholders.

A representative of PricewaterhouseCoopers LLP is expected to be present at our 2008 annual meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

The affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote at the meeting is being sought to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2008.

Our board of directors recommends that you vote FOR the ratification of the selection of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for fiscal 2008.

Other Matters

Neither we nor the board of directors intends to propose any matters at the meeting other than the election of Class III directors and ratification of the appointment of our independent registered public accounting firm.

Deadline for Submission of Stockholder Proposals for 2009 Annual Meeting

Any proposal that a stockholder wishes to be considered for inclusion in our proxy statement and proxy card for our 2009 annual meeting of stockholders, which we currently intend to hold in March 2009, must comply with the requirements of Rule 14a-8 under the Securities Exchange Act and must be submitted to our Secretary, Jason Joseph, at our address set forth in the notice appearing before this proxy statement by October 14, 2008.

If a stockholder wishes to present a proposal before the 2009 annual meeting but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card in accordance with Rule 14a-8, the stockholder must give written notice to our Vice President, General Counsel and Secretary at the address noted above. Our Secretary must receive the notice not earlier than November 7, 2008 and not later than December 7, 2008.

Important Notice Regarding Delivery of Security Holder Documents

Some banks, brokers and other nominee record holders may be already “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you write to or call us at the following address or phone number: Investor Relations, Unica Corporation, Reservoir Place North, 170 Tracer Lane, Waltham, Massachusetts 02451, telephone 781-839-8000. If you want to receive separate copies of the proxy statement and annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder.

INFORMATION ABOUT CONTINUING DIRECTORS

Background Information

Our Class I and Class II directors will continue in office following the meeting. The terms of our Class I directors will end at our 2009 annual meeting of stockholders, and the terms of our Class II directors will end at our 2010 annual meeting of stockholders. Messrs. Lee and Evans are Class I directors, and Ms. Hendra and Messrs. Perakis and Woloson are Class II directors. Brief biographies of our directors, including their ages, as of December 31, 2007 follow. You will find information about their stock holdings under the heading “Stock Owned by Directors, Executive Officers and Greater-Than-5% Stockholders” in this proxy statement.

Yuchun Lee	Mr. Lee co-founded our company and has been one of our directors since our inception in December 1992. Mr. Lee has served as our Chief Executive Officer and Chairman from October 2004 to the present, as our President from June 2003 to the present, as our President and Chief Executive Officer from March 2001 to June 2003, and as our President, Chief Executive Officer and Chairman from June 1999 to March 2001. He also held one or more of the positions of President, Chief Executive Officer and Chairman from our inception to June 1999. Since May 2006, Mr. Lee has served as a director of Axeda Corporation, a privately-held provider of enterprise remote management and monitoring software. Mr. Lee has also served on the board of directors for the Direct Marketing Association since October 2005. From 1989 to 1992, he was a senior consultant at Digital Equipment Corporation, a supplier of general computing technology and consulting services. Mr. Lee is 42 years old.

Bruce R. Evans	Mr. Evans has served as one of our directors since April 2004. Since 1986, Mr. Evans has served in several positions at Summit Partners, a private equity and venture capital firm, including most recently as a Managing Partner. Mr. Evans is a director of optionsXpress Holdings, Inc., an on-line stock and options broker and Hittite Microwave Corporation, a provider of semiconductor devices for wireless communications applications. Mr. Evans is also a director of several private companies. Mr. Evans is 48 years old.

Carla Hendra	Ms. Hendra has served as one of our directors since March 2006. Ms. Hendra has served as the Co-Chief Executive Officer of Ogilvy North America since July 2005, and has been the President of OgilvyOne N.A. since 1998. Ms. Hendra leads the North American region of OgilvyOne Worldwide, the world’s leading one-to-one marketing services network. Prior to joining Ogilvy in 1996, Ms. Hendra served as Executive Vice President of Grey Direct, a division of Grey Advertising from 1992 to 1996. Ms. Hendra serves as a director of Ogilvy & Mather Worldwide and OgilvyOne Worldwide. Ms. Hendra has also been a director of the Brown Shoe Company, a global retail, e-commerce and manufacturing company, since November 2005. Ms. Hendra is 51 years old.

James A. Perakis	Mr. Perakis has served as one of our directors since February 2000. Since October 2001, Mr. Perakis has served as chairman of Netkey, Inc., a privately-held provider of self-service and digital signage software. From 1985 to 1998, he was Chief Executive Officer of Hyperion Software Corporation, a provider of enterprise financial management and planning software. Mr. Perakis also serves on the board of directors of several private companies. Mr. Perakis is 64 years old.

Bradford D. Woloson	Mr. Woloson has served as one of our directors since April 2000. Since 1994, Mr. Woloson has served in several positions at JMI Equity Fund, a venture capital firm, including most recently as a General Partner. Mr. Woloson is also a director of several private companies. Mr. Woloson is 39 years old.

INFORMATION ABOUT CORPORATE GOVERNANCE

Corporate Governance Guidelines

The board of directors has adopted corporate governance guidelines to assist the board in the exercise of its duties and responsibilities and to serve the best interests of our company and our stockholders. These guidelines, which provide a framework for the conduct of the board’s business, provide that:

•	the principal responsibility of the directors is to oversee our management;

•	a majority of the members of the board shall be independent directors;

•	the independent directors meet regularly in executive session;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually the board and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Board Determination of Independence

Under Nasdaq rules, our directors only qualify as “independent directors” if, in the opinion of our board of directors, they do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The board has determined that none of Aron J. Ain, Bruce R. Evans, Carla Hendra, James A. Perakis, Robert P. Schechter or Bradford D. Woloson has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 4200(a)(15) of the Nasdaq Stock Market, Inc. Marketplace Rules.

No director, or associate of any director, is a party adverse to us or any of our subsidiaries in any material proceeding or has any material interest adverse to us or any of our subsidiaries.

Board Meetings and Attendance

The board of directors met six times during fiscal 2007, including four regular meetings and two special meetings, either in person or by teleconference. During fiscal 2007, each director attended at least 75% of the aggregate of the number of board meetings and the number of meetings held by all committees on which he or she then served.

Director Attendance at Annual Meeting of Stockholders

Our corporate governance guidelines provide that directors are responsible for attending our annual meetings of stockholders. All directors attended our 2007 annual meeting of stockholders, either in person or by telephone.

Board Committees

The board of directors has established three standing committees: an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which operates under a charter that has been approved by the board. Current copies of the standing committees’ charters are posted on the investor relations section of our website at http://www.unica.com.

The board has determined that all of the members of our three standing committees are independent as defined under the rules of the Nasdaq Stock Market, and, in the case of all members of the audit committee, meet the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act.

Audit Committee.  The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from such firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	discussing our risk management policies;

•	establishing policies regarding hiring employees from the independent registered public accounting firm;

•	establishing procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with any internal auditing staff, independent registered public accounting firm and management; and

•	preparing the audit committee report required by SEC rules that is found in the section of this proxy statement entitled “Audit Committee Report”.

The current members of the audit committee are Robert P. Schechter, chair, James A. Perakis and Bradford D. Woloson. The audit committee met eighteen times during fiscal 2007. Mr. Schechter has been identified as the “audit committee financial expert”. Mr. Schechter is an independent director.

Compensation Committee.  The compensation committee’s responsibilities include:

•	annually reviewing and approving, or making recommendations to our board with respect to, the compensation of our chief executive officer;

•	reviewing and approving, or making recommendations to our board with respect to, the compensation of our other executive officers;

•	overseeing and administering our equity incentive plans;

•	reviewing and discussing annually with management the compensation discussion and analysis which is found in the section of this proxy statement entitled “Compensation and Discussion Analysis”; and

•	reviewing and making recommendations to our board with respect to director compensation.

The current members of the compensation committee are Aron J. Ain, chair, Bruce R. Evans and James A. Perakis. The compensation committee met five times during fiscal 2007.

Nominating and Corporate Governance Committee.  The nominating and corporate governance committee’s responsibilities include:

•	identifying individuals qualified to become members of our board of directors;

•	recommending to our board the persons to be nominated for election as directors and to each of our board’s committees;

•	reviewing and making recommendations to our board with respect to management succession planning;

•	developing and recommending corporate governance principles to our board; and

•	overseeing an annual evaluation of our board.

The current members of the nominating and corporate governance committee are Bruce R. Evans, chair, and Carla Hendra. The nominating and corporate governance committee met one time during fiscal 2007.

Director Candidates

The process followed by the nominating and corporate governance committee to identify and evaluate director candidates includes requests to members of the board of directors and others for recommendations, meetings from time to time to evaluate biographical information, and background material relating to potential candidates and interviews of selected candidates by members of the committee and the board.

In considering whether to recommend any particular candidate for inclusion in our board’s slate of recommended director nominees, the nominating and corporate governance committee applies the criteria set forth in the committee’s charter. These criteria include the candidate’s character, judgment, skill, expertise, experience, dedication to our company and its goals, and diversity. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a significant breadth of experience, knowledge and abilities that shall assist the board of directors in fulfilling its responsibilities. Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials with respect to the individuals suggested for nomination to the Nominating and Corporate Governance Committee, c/o Secretary, Unica Corporation, Reservoir Place North, 170 Tracer Lane, Waltham, Massachusetts 02451. The nominating and corporate governance committee considers candidates proposed by stockholders applying the same criteria, and following substantially the same process in considering them, as it does in considering other candidates. If the board determines to nominate a stockholder-recommended candidate and recommends his or her election and that candidate is willing to serve as a member of the board, then his or her name will be included in our proxy card for our next annual meeting.

Stockholders also have the right under our by-laws to directly nominate director candidates, without any action or recommendation on the part of the nominating and corporate governance committee or the board of directors, by submitting the names and appropriate biographical information and background materials with respect to the individuals suggested for nomination and certain information regarding the stockholder or group of stockholders making the recommendation, as required by our by-laws, to Jason Joseph, Secretary, Unica Corporation, Reservoir Place North, 170 Tracer Lane, Waltham, Massachusetts 02451 within the time periods set forth in the section of this proxy statement entitled “Deadline for Submission of Stockholder Proposals for 2009 Annual Meeting”. Candidates nominated by stockholders in accordance with the procedures set forth in our by-laws are not required to be included in our proxy card for our next annual meeting.

Communicating with Independent Directors

The board of directors will give appropriate attention to written communications that are submitted by stockholders and other interested parties, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by the committee charters, the chairman of the board (if an independent director), or the lead director (if one is appointed), or otherwise the chair of the nominating and corporate governance committee shall, subject to the advice and assistance from the general counsel, (1) be primarily responsible for monitoring communications from shareholders and other interested parties, and (2) provide copies or summaries of such communications to the other directors as he or she considers appropriate. Stockholders who wish to send communications on any topic to the board should address such communications to the board of directors, in care of our Secretary, at the address set forth in the notice appearing before this proxy statement.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. We have posted a current copy of the Code on the investor relations section of our website at http://www.unica.com. In addition, we will post on our website all disclosures that are required by law or Nasdaq Global Market listing standards concerning any amendments to, or waivers from, any provision of the Code.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the compensation committee, or other committee serving an equivalent function, or any other entity that has one or more of its executive officers serving as a member of our board of directors or its compensation committee. None of the current members of the compensation committee of our board has ever been one of our employees or officers.

No executive officer, or associate of any executive officer, is a party adverse to us or any of our subsidiaries in any material proceeding or has any material interest adverse to us or any of our subsidiaries.

Certain Relationships and Related Transactions

Policies and Procedures Regarding Review, Approval and Ratification of Related Person Transactions

The audit committee of the board of directors, pursuant to its written charter, is charged with reviewing and approving all “related party transactions” (defined as transactions required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the Securities and Exchange Commission) on an ongoing basis. The audit committee has not adopted any specific procedures for conducting such reviews and considers each transaction in light of the specific facts and circumstances presented.

Related Party Transactions

Prior to our initial public offering in August 2005, we entered into a registration rights agreement with the holders of our preferred stock. Upon the completion of the initial public offering, all of the outstanding shares of our preferred stock automatically converted into shares of our common stock. Pursuant to the registration rights agreement, the holders of these shares have the right to require us to register these shares under the Securities Act of 1933 as amended, under specific circumstances. The shares to be included in any demand registration by the holders of these shares must have an estimated aggregate value of at least $1.0 million (based on the then current market price). Further, if we propose to register any of our common stock issued in connection with acquisitions and benefits plans, or if any holders of these shares exercise a demand, the other holders of registration rights under the registration rights agreement will have the right to include their shares of common stock in the registration, subject to limitations. Upon registration, these shares will become freely tradable without restriction under the Securities Act. The following related parties have registration rights: JMI Equity Fund IV, L.P. and affiliated funds and James A. Perakis.

We have entered into indemnification agreements with each of our directors and executive officers. Each indemnification agreement provides that we will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as our director, officer, employee or agent, provided that he or she acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. In the event that we do not assume the defense of a claim against our director or executive officer, we are required to advance his or her expenses in connection with his or her defense, provided that he or she undertakes to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by us.

Director Compensation

The following table sets forth information concerning the compensation of our directors who are not also named executive officers.

2007 Director Compensation

	Fees Earned	Option
	or Paid in	Awards
	Cash (1)	(2)(3)	Total
Name	($)	($)	($)

Aron J. Ain	16,750	94,565	111,315
Michael H. Balmuth	12,250	51,706	69,206
Bruce R. Evans	18,750	94,565	114,315
Carla Hendra	10,500	42,859	53,359
John B. Landry	10,500	51,706	66,706
James A. Perakis	19,750	94,565	114,315
Robert P. Schechter	20,000	126,087	146, 087
Bradford D. Woloson	18,000	94,565	112,565

(1)	Fees Earned include annual fees paid to each director plus fees associated with committee membership and/or chairmanship of the audit committee.

(2)	Amounts reflect the expense that we recognized in fiscal 2007 for financial statement reporting purposes in accordance with FAS 123(R). For a discussion of our valuation assumptions, see Note 2 to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended September 30, 2007, filed with the SEC on January 7, 2008.

(3)	The following table shows the aggregate number of outstanding stock options held by each of our non-employee directors as of September 30, 2007.

		Grant
	Outstanding Stock	Date Fair
	Options	Value
Name	(#)	($)

Aron J. Ain	45,000	293,781
Michael Balmuth	—	—
Bruce R. Evans	37,500	246,062
Carla Hendra	15,000	75,828
John Landry	—	—
James A. Perakis	40,000	245,380
Robert P. Schechter	53,333	340,513
Bradford D. Woloson	37,500	246,062

Our plan regarding compensatory arrangements with non-employee directors became effective upon the closing of our initial public offering in August 2005 and was amended July 31, 2006. Under our plan, we pay our non-employee directors a monthly retainer of $1,250 for their services as directors. In addition, we pay the chair of the audit committee a $166.67 monthly retainer fee. We also pay each non-employee director an additional monthly retainer fee of $250 with respect to each membership on the audit, compensation and nominating and corporate governance committees. All retainers are payable in arrears on a quarterly basis.

Beginning with the first annual meeting following a non-employee director’s election to the board, we grant each non-employee director an option to purchase 15,000 shares of common stock. Each option has an exercise price equal to the fair market value of the common stock at the time of grant. Each option is fully exercisable as of the immediately succeeding annual stockholder meeting. Options granted to non-employee directors terminate upon the earlier of three months after the date on which the non-employee director ceases to be a member of the board and six years after the grant date. In addition, as of the date of each annual stockholder meeting, we grant the chair of the audit committee an option to purchase 5,000 shares of common stock at fair market value on the grant date. Each option is fully exercisable as of the immediately succeeding annual stockholder meeting. The option terminates upon the earlier of three months after the date on which the individual ceases to be a member of the board and six years after the grant date.

In the event that a new non-employee director is elected during the year, we grant that non-employee director an option to purchase a number of shares of our common stock, priced at the fair market value of the common stock on the date of grant, equal to 1,250 multiplied by the number of months rounded to the nearest month in the period from the grant date until the next scheduled annual stockholder meeting (or, if the next annual stockholder meeting has not been scheduled as of the grant date, the anniversary of the last annual stockholder meeting). Each option is fully exercisable as of the immediately succeeding annual stockholder meeting and terminates upon the earlier of three months after the date on which the individual ceases to be a member of the board and six years after the grant date. Additionally, in the event that a new chair of the audit committee is elected during the year, we grant him or her a stock option to purchase a number of shares of our common stock, priced at the fair market value of the common stock on the date of grant, equal to 416 multiplied by the number of months rounded to the nearest month in the period from the grant date until the next scheduled annual stockholder meeting (or, if the next annual stockholder meeting has not been scheduled as of the grant date, the anniversary of the last annual stockholder meeting). Each option is fully exercisable as of the immediately succeeding annual stockholder meeting and terminates upon the earlier of three months after the date on which the individual ceases to be a member of the board and six years after the grant date.

At our 2007 annual meeting of stockholders held on March 6, 2007, Aron J. Ain, Bruce R. Evans, Carla Hendra, James A. Perakis and Bradford D. Woloson were each granted an option to purchase 15,000 shares of common stock and Robert P. Schechter received an option to purchase 20,000 shares of common stock each at an exercise price of $11.40 per share, the closing price on the date of the grant. Each option is fully exercisable as of March 7, 2008, the date of this annual meeting, and terminates upon the earlier of three months after the date on which the director ceases to be a member of the board and six years after the grant date.

Our directors who are also employees do not receive any additional compensation for their service as directors.

Audit Committee Report

The audit committee has reviewed Unica’s audited consolidated financial statements for the fiscal year ended September 30, 2007 and has discussed these financial statements with Unica’s management and independent registered public accounting firm.

The audit committee has also received from, and discussed with, Unica’s independent registered public accounting firm various communications that the independent registered public accounting firm is required to provide to the audit committee, including the matters required to be discussed by Statement on Auditing Standards 61, Communication with Audit Committees.

The independent registered public accounting firm also provided the audit committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The audit committee has discussed with the independent registered public accounting firm its independence from Unica.

Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in Unica’s annual report on Form 10-K for the fiscal year ended September 30, 2007.

AUDIT COMMITTEE
Robert P. Schechter, chair
James A. Perakis
Bradford D. Woloson

Independent Registered Public Accountants

On June 25, 2007, our audit committee approved the dismissal of Ernst & Young LLP as our independent registered public accounting firm and our chairman of the audit committee notified Ernst & Young LLP that it had been dismissed by the audit committee as our independent registered public accounting firm.

The reports of Ernst & Young LLP on our financial statements for the fiscal years ended September 30, 2006 and 2005 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. During our fiscal years ended September 30, 2006 and 2005 and through June 25, 2007, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused it to make reference thereto in its reports on our financial statements for such years.

Our management concluded that as of March 31, 2007 we did not maintain effective internal control over financial reporting related to our evaluation, documentation and recognition of revenue for software license agreements with non-standard terms, which evaluation, documentation and recognition of revenue are critical to the accuracy of reported revenue, and that this control deficiency resulted in a material weakness. Our management and the audit committee discussed the material weakness with Ernst & Young LLP, and we authorized Ernst & Young LLP to respond fully to the inquiries of a successor auditor concerning the subject matter of the material weakness.

Except for the material weakness described above, during the two most recent fiscal years ended September 30, 2006 and 2005 and through June 25, 2007, there were no other reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

Ernst & Young LLP has furnished us with a letter addressed to the Securities and Exchange Commission stating that it agrees with the above statements.

On June 27, 2007, the audit committee appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2007.

During the fiscal years ended September 30, 2006 and 2005 and through June 27, 2007, neither we nor anyone on our behalf consulted with PricewaterhouseCoopers LLP with respect to our consolidated financial statements for the fiscal years ended September 30, 2006 and 2005 regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

We expect that representatives of PricewaterhouseCoopers LLP will attend the annual meeting, will have an opportunity to make a statement, and will be available to respond to appropriate questions.

Independent Registered Public Accounting Firms’ Fees

The following table summarizes the fees of Ernst & Young LLP, our independent registered public accounting firm prior to June 25, 2007, billed to us for each of the last two fiscal years for audit and other services. As indicated in footnote (1) to the following table, a large percentage of the audit fees for fiscal 2006 were incurred in connection with the audit of our internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act of 2002.

Fee Category	Fiscal 2007	Fiscal 2006

Audit Fees(1)	$664,632	$1,359,700
Audit-Related Fees(2)	—	146,600
Tax Fees(3)	68,400	86,700
All Other Fees	—	1,500

Total Fees	$733,032	$1,594,500

(1)	Audit fees included fees associated with the audit of our consolidated financial statements, the reviews of our interim consolidated financial statements included in our quarterly reports on Form 10-Q, and statutory audits required for our France subsidiary. In fiscal 2006, audit fees included approximately $429,200 which was incurred in connection with the audit of our internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act of 2002. In fiscal 2007, audit fees included approximately $134,000 which was incurred in connection with the audit of our internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Audit-related fees consisted of assistance with acquisitions and consultations concerning financial accounting and reporting standards.

(3)	Tax fees consisted of fees for tax compliance, tax advice and tax planning services.

The following table summarizes the fees of PricewaterhouseCoopers LLP, our independent registered public accounting firm since June 27, 2007 for audit and other services.

Fee Category	Fiscal 2007	Fiscal 2006

Audit Fees(1)	$730,000	$—
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	3,000	—

Total Fees	$733,000	$—

(1)	The fees presented to us by PricewaterhouseCoopers LLP are integrated audit fees and include fees associated with the audit of our consolidated financial statements, the reviews of our interim consolidated financial statements included in our quarterly reports on Form 10-Q, and statutory audits required for our France subsidiary, and fees incurred in connection with the audit of our internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	No audit-related fees were billed to us in fiscal 2007 by PricewaterhouseCoopers LLP.

(3)	No tax-related fees were billed to us in fiscal 2007 by PricewaterhouseCoopers LLP.

(4)	These fees are comprised of fees for web-based accounting and finance reference materials.

None of the fees billed in fiscal 2006 or 2007 were provided under the de minimis exception to the audit committee pre-approval requirements.

Pre-Approval Policies and Procedures

The audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee, or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the audit committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount for that particular service.

The audit committee has also delegated to the chair of the audit committee the authority to approve any audit or non-audit services to be provided to us by our independent registered public accounting firm. Any approval of services by the chair of the audit committee pursuant to this delegated authority is reported on and ratified at the next meeting of the audit committee.

INFORMATION ABOUT EXECUTIVE OFFICERS

Background Information

Set forth below are brief biographies of our current executive officers, including their ages. These biographies are current as of December 31, 2007. You will find information about their stock holdings under the heading “Stock Owned by Directors, Executive Officers and Greater-Than-5% Stockholders” in this proxy statement.

Yuchun Lee Chief Executive Officer and Chairman	Mr. Lee co-founded our company and has been one of our directors since our inception in December 1992. Mr. Lee has served as our Chief Executive Officer and Chairman from October 2004 to the present, as our President from June 2003 to the present, as our President and Chief Executive Officer from March 2001 to June 2003, and as our President, Chief Executive Officer and Chairman from June 1999 to March 2001. He also held one or more of the positions of President, Chief Executive Officer and Chairman from our inception to June 1999. From 1989 to 1992, he was a senior consultant at Digital Equipment Corporation, a supplier of general computing technology and consulting services. Since May 2006, Mr. Lee has served as a director of Axeda Corporation, a privately-held provider of enterprise remote management and monitoring software. Mr. Lee has also served on the board of directors for the Direct Marketing Association since October 2005. Mr. Lee received Bachelor and Master of Science degrees in electrical engineering and computer science from the Massachusetts Institute of Technology and a Master of Business Administration from Babson College. Mr. Lee is 42 years old.

Ralph Goldwasser Sr. Vice President and Chief Financial Officer	Mr. Goldwasser has served as our Senior Vice President and Chief Financial Officer since February 2006. From March 2001 to February 2006, Mr. Goldwasser acted as a consultant to several technology companies. From January 2000 to December 2000, Mr. Goldwasser was Executive Vice President and Chief Financial Officer of Adero Inc., a development stage company that provided global turnkey content distribution network services enabling rapid deployment of Web content worldwide. Mr. Goldwasser also served as a director of Telaxis Communications Corporation, a public developer of wireless fiber optic connectivity products from December 2001 to June 2003. From June 1997 to December 1999, Mr. Goldwasser was Senior Vice President and Chief Financial Officer at Avici Systems, Inc., and from February 1983 to September 1997, he held several senior financial positions at BBN Inc., including Senior Vice President and Chief Financial Officer from January 1991 to September 1997. Mr. Goldwasser received a Bachelor of Engineering degree in electrical engineering from City College of New York and a Master of Business Administration from New York University. He is also a Certified Public Accountant. Mr. Goldwasser is 60 years old.

Paul McNulty Sr. Vice President and Chief Marketing Officer	Mr. McNulty has served as our Senior Vice President and Chief Marketing Officer since January 2008. From 2004 to 2008 Mr. McNulty served as Vice President of Worldwide Marketing at Progress Software, a publicly traded global supplier of application infrastructure software. From 2000 to 2004 he served as Vice

President at Pegasystems, a Nasdaq listed leading software provider in business process management. Prior to that Mr. McNulty has held various marketing positions, including working at Lotus Development Corporation from 1989 to 1998 where he served most recently as Vice President, Product Marketing. Mr. McNulty received a Bachelor of Arts from Merrimack College and a Masters in marketing and finance from Babson College. Mr. McNulty is 52 years old.

Eric Schnadig Sr. Vice President of Worldwide Sales	Mr. Schnadig has served as our Senior Vice President of Worldwide Sales since February 2006. Mr. Schnadig was our Vice President of Worldwide Sales from October 2004 to February 2006. Mr. Schnadig was our Vice President, America Sales from March 2001 to October 2004 and our Vice President of Sales from August 1999 to March 2001. From 1991 to 1999, he held various sales and marketing positions at Kenan Systems Corporation, including most recently as Director of Business Development, in which capacity he was responsible for managing North American sales for Kenan. Mr. Schnadig also serves on the board of directors for Empathica, Inc. a privately-held provider of customer experience management solutions. Mr. Schnadig received a Bachelor of Arts from Swarthmore College. Mr. Schnadig is 41 years old.

David Sweet Sr. Vice President, Corporate Development	Mr. Sweet has served as our Senior Vice President, Corporate Development since October 2006. From October of 2006 through March of 2007 he also served as our General Manager, Internet Marketing Services Group. Mr. Sweet was our Vice President of Corporate Development from April 2005 to October 2006. From November 2003 to April 2005, Mr. Sweet acted as a consultant and pursued other business ventures. Mr. Sweet co-founded Swingtide, Inc., a management consulting firm in September 2001 and served as their Chief Executive Officer from September 2001 to November 2003. Mr. Sweet was also a co-founder of Bowstreet, Inc., a provider of portal-based tools and technology, and was their vice president of business development from June 1997 to November 2000. Mr. Sweet received a Bachelor of Arts in International Relations from Lewis and Clark College. Mr. Sweet is 44 years old.

Richard Welch Sr. Vice President, Professional Services	Mr. Welch has served as our Senior Vice President, Global Services since May 2007. From November 2005 to March 2007, Mr. Welch served as Senior Vice President, Development Solutions Division for RSA Security Corporation (a division of EMC Corporation) a provider of security solutions for business acceleration. From August 2003 to November 2005 he served as Vice President of Development Solutions and Professional Services and from January 1998 to August 2003 as Vice President Professional Services for RSA. Mr. Welch served as Vice President of Professional Services from October 1996 to November 1997 for Genesys Software Corporation, a provider of Human Resources and Payroll software solutions. He also served in various IT and services related capacities from July 1979 to September 1996 with Digital Equipment Corporation. Mr. Welch received a Bachelor of Science degree in business administration from the University of New Hampshire. Mr. Welch is 50 years old.

John Hogan Vice President of Engineering	Mr. Hogan has served as our Vice President of Engineering since May 2005. From August 2003 to May 2005, Mr. Hogan served as Vice President of Enterprise Web Solutions for Plumtree Software, Inc., a provider of enterprise portal software and services. From March 1998 to August 2003, he served as Vice President of Development for Plumtree. From 1996 to 1998, Mr. Hogan served in several positions at Informix Software, Inc., including most recently as Director of Engineering for on-line analytical processing products. From 1989 to 1994, he served in several positions in various development and consulting organizations at Oracle Corporation. Mr. Hogan received a Bachelor of Arts from Stanford University. Mr. Hogan is 43 years old.

Jason Joseph Vice President, General Counsel and Secretary	Mr. Joseph has served as our Vice President, General Counsel and Secretary since June 2007. From December 2003 to June 2007, Mr. Joseph served as General Counsel and Secretary of MapInfo Corporation, a Nasdaq listed provider of location intelligence solutions software that was acquired by Pitney Bowes in 2007. From April 2000 to December 2003, Mr. Joseph was an associate and partner with the law firm Wilmer Cutler Pickering Hale and Dorr LLP. From September 1995 to April 2000, Mr. Joseph was an associate with the law firm Schiff Hardin LLP. Mr. Joseph received a Bachelor of Arts degree from Loyola University Chicago and a Juris Doctor degree from Northwestern University School of Law. Mr. Joseph is 37 years old.

Compensation Discussion and Analysis

Overview and Compensation Philosophy

The primary objectives of our compensation committee and our board of directors with respect to executive compensation are to attract, retain and motivate executives who make important contributions to the achievement of our business objectives and to align the incentives of our executives with the creation of value for our stockholders. The compensation committee implements and maintains compensation plans to achieve these objectives. These plans and our compensation policies combine base salary and standard benefits with cash bonuses and equity incentives. Annual incentive cash bonuses are tied to company financial performance goals and individual performance goals. In determining total compensation, we do not have a formula for allocating between cash and non-cash compensation. We try, however, to balance long-term equity and short-term cash compensation by offering reasonable base salaries and opportunities for growth through our stock option and other equity incentive programs. We intend to implement total compensation packages for our executive officers in line with the median competitive levels of comparable public companies with an emphasis on slightly higher long-term equity incentives to align the interests of our executives with those of our stockholders and to increase the likelihood of retention.

Our current executive compensation policies and objectives were developed and implemented by our compensation committee, which consists of three independent directors. One of the roles of the compensation committee under its charter is to review and approve compensation decisions relating to our executive officers. Compensation arrangements regarding our named executive officers other than Mr. Lee were recommended by Mr. Lee and approved by the compensation committee.

In connection with the establishment of executive compensation levels for fiscal 2007, the compensation committee engaged an independent compensation consultant, Watson Wyatt, to review and evaluate the elements of our executive compensation program, including base salaries, target bonus levels and equity ownership. As part of this evaluation, Watson Wyatt primarily analyzed national pay surveys of public software and high technology companies to provide a comparative basis for our compensation practices and established base salary, bonus and long-term equity guidelines for our executives. Watson Wyatt then compared the total cash compensation of the benchmark survey data in the 50th percentile to total cash compensation of our positions that matched positions in the benchmark survey data. Based on this analysis, three of our named executive officers (Mr. Lee (-18%), Mr. Goldwasser (-16%), and Mr. Hogan (-33%)) were below the median, and one of our named executive officers (Mr. Schnadig (1%)) was above the median. Mr. Sweet was promoted in October 2006 from vice president of corporate development to senior vice president of corporate development and general manager of internet marketing and was given a corresponding increase in total cash compensation. Mr. Sweet’s increased total cash compensation was included in the Watson Wyatt evaluation and was 2% below the median of the benchmark survey data.

The compensation committee factored this market data into its overall compensation analysis and, based on performance during fiscal 2006 (as described below) and for retention purposes, recommended increased total cash compensation for the following executive officers for fiscal 2007: Mr. Lee, a 10% increase in total cash compensation, including an increase in base salary of $25,000 to $325,000 and an increase in target cash bonus of $25,000 to $250,000; Mr. Goldwasser, a 6% increase in total cash compensation, including an increase in base salary of $10,000 to $250,000 and an increase in target bonus of $10,000 to $110,000; Mr. Schnadig, a 5% increase in total cash compensation, including no increase in base salary and an increase in target bonus of $20,000 to $200,000; Mr. Sweet, no increase in total cash compensation because he had received an increase in connection with his promotion in October 2006; and Mr. Hogan, a 13% increase in total cash compensation, including no increase in base salary and an increase in target bonus of $30,000 to $60,000.

Other than our retention of Watson Wyatt, we have not retained any other compensation consultant to review our policies and procedures relating to executive compensation. Going forward we expect that our compensation committee will continue to engage a compensation consulting firm to provide advice and resources to our compensation committee.

Elements of Compensation

Executive compensation consists of the following elements:

•	base salary;

•	annual incentive cash bonuses;

•	equity incentive awards; and

•	benefits and other compensation.

We have not had any formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Instead, our compensation committee has established these allocations for each executive officer on an annual basis. Our compensation committee establishes cash compensation targets based primarily upon benchmarking data as well as the performance of the individual executive. Our compensation committee establishes non-cash compensation based upon benchmark survey data, the performance of the individual executive, the executives’ equity ownership percentage and the amount of their equity ownership that is vested equity. In the future, we expect that our compensation committee will continue to use benchmark survey data for cash compensation as well as executive annual equity grants. We believe that the long-term performance of our business is improved through the grant of stock-based awards so that the interests of our executives are aligned with the creation of value for our stockholders.

Base Salaries.  Base salaries are used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executives. Except with respect to Mr. Lee, one of our co-founders, base salaries for our executives typically have been set in our offer letter to the executive at the outset of employment. None of our executives are currently party to employment agreements that provide for automatic or scheduled increases in base salary. However, the compensation committee reviews annually the base salary for each executive officer, together with other components of compensation, based on an assessment of the executive’s performance and compensation trends in our industry.

In establishing base salaries for our named executive officers for fiscal 2007, our compensation committee took into account a number of factors, including each named executive’s position and functional role, seniority, job performance and overall level of responsibility and the benchmarking data provided by Watson Wyatt. For fiscal 2007, the base salaries of Mr. Lee and Mr. Goldwasser were increased by 8% and 4%, respectively. Our compensation committee determined that Mr. Lee had performed well over several years, guiding the company through our initial public offering in August 2005 and producing a 32% increase in revenue in fiscal year 2006 from fiscal year 2005. Our compensation committee determined to increase Mr. Lee’s base salary to $325,000 for fiscal 2007, which placed him 15% below the median of the group represented by the benchmark survey data, and also increased his target annual incentive cash bonus as set forth below. Our compensation committee determined that Mr. Goldwasser had performed well since joining the company in February 2006, improving the company’s financial and administrative support infrastructure, supporting the company’s acquisitions, and successfully managing the first audit of our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002. Our compensation committee determined to increase Mr. Goldwasser’s base salary to $250,000, which placed him 3% below the median of the group represented by the benchmark survey data, and also increased his target annual incentive cash bonus as set forth below. Our compensation committee also concluded that although Messrs. Schnadig and Hogan each had performed well, it did not determine to increase their base salaries. However, our compensation committee decided to increase the target annual incentive cash bonus for each of Mr. Schnadig and Mr. Hogan as set forth below. Mr. Sweet’s base salary was increased at the time of his promotion from $190,000 to $225,000, which was 2% above the median of the benchmark survey data.

In addition, in December 2007, our compensation committee set base salaries for the named executive officers for fiscal 2008 as follows: Mr. Lee, $350,000; Mr. Goldwasser, $262,500; Mr. Schnadig, $210,000; Mr. Sweet, $234,000; and Mr. Hogan, $200,000.

Annual Incentive Cash Bonuses.  We use annual incentive cash bonuses to motivate our named executive officers to achieve and exceed specified goals. Each executive is provided with a target annual incentive cash bonus for the fiscal year and the level of actual bonus paid is based on the achievement of company financial performance goals and individual executive goals relating to the executive’s area of responsibility. Our compensation committee works with our chief executive officer to develop corporate financial targets and individual executive goals. The targets and goals are generally designed to be aggressive and, as was the case in fiscal 2007, we do not expect that all of the goals will be fully achieved.

The total pool available for payment of incentive cash bonuses to executives (other than Mr. Schnadig) is determined by the achievement of certain company financial performance goals. For fiscal 2007, as provided in our Fiscal Year 2007 Executive Incentive Plan, our financial performance goals were a combination of total bookings and adjusted operating income. Total bookings is an internal measurement primarily related to the contract value of new license agreements including first year maintenance, renewals of existing maintenance and subscription arrangements, and services. Adjusted operating income is operating income before targeted bonus payments, and excluding share-based compensation expense, amortization of intangibles related to acquisitions, and an amount related to our restructuring in France. At 100% achievement of target bookings and 100% achievement of target adjusted operating income, the total pool available for payment of bonuses to executive officers would equal 100% of the aggregate target bonuses. Overachievement or underachievement of bookings and/or adjusted operating income would increase or decrease, as appropriate, the total available bonus pool. However, failure to achieve either minimum threshold, 90% of target total bookings or 85% of target adjusted operating income, could result in a total bonus pool equal to no more than 40% of the aggregate target pool, unless our compensation committee exercised its discretion in considering other factors to adjust the size of the bonus pool.

For fiscal 2007, we achieved total bookings of 91% of our target, and adjusted operating income of 54% of our target. However, the compensation committee considered other factors in determining the actual pool available for executive bonuses. The compensation committee increased the bonus pool due to certain items that disproportionately impacted the achievement of adjusted operating income and consequently, the potential available bonus pool. These disproportionate items included the following: underperformance of our newly acquired web analytics business, and certain one-time items, including additional costs associated with the first year implementation of Sarbanes-Oxley compliance, additional costs incurred in connection with the restructuring in France, and the impact of the MarketingCentral acquisition.

The table below shows for each named executive officer, the target annual incentive bonus and actual bonus paid for fiscal 2007.

	FY 2007 Target	FY 2007 Cash
Name and Position	Cash Bonus	Bonus Paid

Yuchun Lee,	250,000	$195,000
Chairman, President and Chief
Executive Officer
Ralph Goldwasser,	$110,000	$99,000
Senior Vice President and Chief
Financial Officer
Eric Schnadig,	$200,000	$178,146
Senior Vice President of
Worldwide Sales
John Hogan,	$60,000	$51,000
Vice President of Engineering
David Sweet,	$75,000	$63,750
Senior Vice President of Corporate
Development

For fiscal 2007, the compensation committee set Mr. Lee’s target annual incentive cash bonus at $250,000, or 77% of his base salary. The committee based this target on a number of factors, including Mr. Lee’s overall performance in preceding fiscal years, and peer company data. With a base salary of $325,000 and target cash incentive of $250,000, Mr. Lee’s total cash compensation was 10% below the median of the benchmark survey data for total cash compensation, while Mr. Lee’s target cash incentive as a percentage of base salary was 77% compared to the median of 85%. In December 2007, the compensation committee approved an aggregate cash bonus payment of $195,000, inclusive of $50,000 that was previously paid to Mr. Lee in May 2007. This represented a payout of 78% of Mr. Lee’s target bonus for fiscal 2007. Although the compensation committee does not set pre-determined individual goals for Mr. Lee, as are set for the other named executive officers, the committee evaluates Mr. Lee’s overall performance and the company’s performance as a whole to determine Mr. Lee’s bonus achievement. The committee determined that Mr. Lee performed well in fiscal 2007 and, despite the company’s underperformance on operating income, Mr. Lee had successfully increased revenue at a 24% rate over the previous year, completed the successful acquisition of MarketingCentral, significantly improved the company’s professional services operations, including the hiring of a new senior vice president of professional services, and significantly grew our international business. The compensation committee also considered Mr. Lee’s significant contribution to the overall success of the business in deciding to award a bonus above what the incentive plan would have otherwise provided.

The compensation committee set Mr. Goldwasser’s target annual incentive cash bonus at $110,000, or 44% of his base salary. The committee based this target on a number of factors, including the nature of his role and responsibilities, his experience level, peer company data, and Mr. Goldwasser’s performance since joining the company in February 2006. With a base salary of $250,000 and target cash incentive of $110,000, Mr. Goldwasser’s total cash compensation was 13% below the median of the benchmarked data, while Mr. Goldwasser’s target bonus as a percentage of his base salary was 44% compared to the median of 50%. In December 2007, the compensation committee approved an aggregate cash bonus payment of $99,000, inclusive of $22,000 that was previously paid to Mr. Goldwasser in May 2007. This represented a payout of 90% of Mr. Goldwasser’s target bonus for fiscal 2007. The compensation committee based its decision on Mr. Goldwasser’s successful achievement of his individual goals, which included improving the finance function in support of operating management as the company’s revenue grew to over $100 million, scaling and improving the company’s support infrastructure and increased effectiveness of the general and administrative function. The committee concluded that Mr. Goldwasser made significant progress in each of these areas, including (i) hiring key administrative executives, including corporate controller, general counsel and vice president of information technology; (ii) implementing certain automated finance systems and (iii) supporting the company’s acquisitions. As a result, the compensation committee decided to award Mr. Goldwasser a bonus above what the plan would have otherwise provided, but still less than 100% of target because the company did not fully meet its financial targets.

The compensation committee set Mr. Schnadig’s target annual incentive cash bonus at $200,000, or 100% of his base salary. The committee based this target on a number of factors, including Mr. Schnadig’s performance over previous fiscal years, the nature of his role and his experience level, and the committee’s desire to provide Mr. Schnadig with a significant incentive compensation component in order to focus Mr. Schnadig on increasing the company’s new bookings. With a base salary of $200,000 and target cash incentive of $200,000, Mr. Schnadig’s total cash compensation was 6% above the median of the benchmarked data, while Mr. Schnadig’s target bonus as a percentage of his base salary was 100% compared to the median of 65%. Mr. Schnadig’s bonus achievement was determined differently than the other executives given his role as senior vice president of worldwide sales. 75% of Mr. Schnadig’s bonus, or $150,000, was based solely on quarterly achievement of bookings targets, which in the aggregate were equivalent to the company bookings target. The remaining 25%, or $50,000, was based on the achievement of individual goals. Mr. Schnadig received quarterly bonuses as follows: first quarter, $31,721; second quarter, $36,203; third quarter, $24,388; and fourth quarter, $40,834. In total, Mr. Schnadig received $133,146 in bonuses tied solely to achievement of bookings targets. The compensation committee determined to award Mr. Schnadig an additional $45,000 based on his achievement of individual goals, which included increasing sales productivity worldwide, developing a “major accounts” sales team in North America and extending channel partnerships with marketing service providers and other distributors. The committee concluded that Mr. Schnadig achieved approximately 90% of these goals and as a result awarded Mr. Schnadig a bonus equal to 90% of the 25% of his target that was tied to individual goals. Mr. Schnadig’s aggregate bonus of $178,146 represented a payout of 89% of his target incentive cash bonus.

In connection with his promotion in October 2006, the compensation committee set Mr. Sweet’s target annual incentive cash bonus at $75,000, or 33% of his base salary. The committee based this target on a number of factors, including Mr. Sweet’s performance in prior years, including his performance relating to acquisitions, the nature of his role and his experience level, and peer company data. With a base salary of $225,000 and target cash incentive of $75,000, Mr. Sweet’s total cash compensation was 2% below the median of the benchmarked data, while Mr. Sweet’s target bonus as a percentage of his base salary was 33% compared to the median of 40%. In December 2007, the compensation committee approved an aggregate cash bonus payment of $63,750, inclusive of $15,000 that was previously paid to Mr. Sweet in May 2007. This represented a payout of 85% of Mr. Sweet’s target bonus for fiscal 2007. The compensation committee based its decision on Mr. Sweet’s successful achievement of his individual goals, which included his interim performance as general manager of internet marketing, and the completion of our acquisition of MarketingCentral, in which Mr. Sweet played the leading role, and key contributions in setting the company’s strategic direction. The committee concluded that Mr. Sweet achieved approximately 85% of these goals and as a result awarded Mr. Sweet a bonus equal to 85% of his target.

The compensation committee significantly increased Mr. Hogan’s target annual incentive cash bonus from $30,000 in fiscal year 2006 to $60,000 in fiscal 2007 based on Mr. Hogan’s performance over prior years, his experience level, his increased role and responsibility within the company and peer company data. With a base salary of $200,000 and target cash incentive of $60,000, Mr. Hogan’s total cash compensation was 24% below the median of the benchmarked data, while Mr. Hogan’s target bonus as a percentage of his base salary was 30% compared to the median of 40%. In December 2007, the compensation committee approved an aggregate cash bonus payment of $51,000, inclusive of $12,000 that was previously paid to Mr. Hogan in May 2007. This represented a payout of 85% of Mr. Hogan’s target bonus for fiscal 2007. The compensation committee based its decision on Mr. Hogan’s successful achievement of his individual goals, which included delivering new versions of several of our products, delivering multiple releases of a certain product, and improving the development process and infrastructure to increase predictability and quality of product deliverables. The committee concluded that Mr. Hogan achieved approximately 85% of these goals and as a result awarded Mr. Hogan a bonus equal to 85% of his target.

In addition, in December 2007, our compensation committee set target cash incentive bonuses for the named executive officers for fiscal 2008 as follows: Mr. Lee, $280,000; Mr. Goldwasser, $131,250; Mr. Schnadig, $210,000; Mr. Sweet, $78,000; and Mr. Hogan, $60,000.

Equity Incentive Awards.  Our equity award program is the primary vehicle for offering long-term incentives to our executives. Pursuant to our 2005 Stock Incentive Plan, as amended, our employees, including our executives, are eligible to receive grants of stock options, restricted stock awards and other stock-based equity awards at the discretion of our compensation committee. Since our initial public offering in August 2005, we have made grants of both stock options and restricted stock units, or RSUs, to our executives.

Although we do not have any formal equity ownership guidelines for our executives, we believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, we believe the vesting feature of our equity grants increases executive retention by providing an incentive to remain in our employ during the vesting period. In determining the size of equity grants to our executives, our compensation committee considers comparative share ownership of executives in our compensation peer group, our company-level performance, the applicable executive’s performance, the amount of equity previously awarded to the executive, the vesting of such awards and, with respect to executives other than our chief executive officer, the recommendations of our chief executive officer.

We typically make an initial equity award of stock options and/or restricted stock to new executives in connection with the start of their employment, and we also typically make one annual performance grant of equity per year to employees and executives. Grants of equity awards to executives are all approved by our board of directors or our compensation committee. Stock options are granted based on the fair market value of our common stock on the date of grant, while RSUs are granted at a price per share of $0.01. Historically, the stock options we have granted to our executives have vested as to 25% of such awards at the end of the first year and in equal quarterly installments over the succeeding three years, while RSUs have historically vested in equal annual installments over four years. We believe that given the higher intrinsic value of RSU awards, having a different vesting schedule than options, where RSUs only vest once per year, provides a stronger retention vehicle. This executive officer vesting schedule is consistent with the vesting of stock options and RSUs granted to other employees.

In determining the equity awards for each of the executives set forth on the Fiscal 2007 Grants of Plan-Based Awards table below, our board of directors and compensation committee took into account company performance, the applicable executive’s performance and, for the March 2007 grant, the equity guidelines recommended by Watson Wyatt. In March 2007, our board of directors determined that overall company performance had been strong in fiscal 2006 and that Mr. Lee, Mr. Goldwasser, Mr. Schnadig, Mr. Sweet and Mr. Hogan each had performed well. In making these grants, our compensation committee also considered the portion of the prior equity grants that had not yet vested, and their value as a retention tool. In the case of Mr. Lee and Mr. Schnadig, a large portion of their prior option grants had already vested. As a result, in March 2007, our board of directors granted Mr. Lee 40,000 stock options and 20,000 RSUs and granted Mr. Schnadig 80,000 stock options and 20,000 RSUs. In addition, our board of directors also granted Mr. Hogan an annual incentive grant of 15,000 RSUs. Mr. Goldwasser did not receive an annual incentive grant relating to fiscal year 2006 because he joined the company during that fiscal year. However, in May 2007, our compensation committee approved a grant of 20,000 RSUs to Mr. Goldwasser in recognition of his performance since joining the company in February 2006. In connection with Mr. Sweet’s promotion to senior vice president, corporate development in October 2006, our board of directors approved a grant to him of 40,000 stock options and 20,000 RSUs.

Although we do not currently have a program, plan or practice of selecting grant dates for equity compensation to our executive officers that do not coincide with the release of material non-public information, we do have a policy of only approving stock option grants at regularly scheduled meetings of our board of directors or compensation committee. We believe this policy ensures the consistent timing and pricing of stock option grants. RSU awards are typically made in connection with an executive’s hire, and then once per year, usually in the beginning of each calendar year, although in 2007 this annual grant was made in March.

Benefits and Other Compensation.  We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance, a 401(k) plan, an employee assistance program, sabbatical leave program and standard company holidays. Our executive officers are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees, except that we lease a car for Mr. Schnadig at a cost of $13,645 per year.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and our four other most highly paid executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We generally intend to structure the performance-based portion of our executive compensation, when feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, our board of directors may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Compensation Committee Report

The compensation committee has reviewed and discussed the section of this proxy statement entitled “Compensation Discussion and Analysis” with management. Based on this review and discussion, the compensation committee has recommended to the board of directors that such section be included in this proxy statement and incorporated by reference in Unica Corporation’s annual report on Form 10-K for the fiscal year ended September 30, 2007.

By the Compensation Committee of the Board of Directors

Aron J. Ain, Chair
Bruce R. Evans
James A. Perakis

Executive Officer Compensation

The following tables provide information regarding the compensation arrangements for fiscal 2007 for the following persons, whom we refer to as our named executive officers:

•	Yuchun Lee, who has served as our Chief Executive Officer and Chairman since October 2004;

•	Ralph Goldwasser, who has served as our Senior Vice President and Chief Financial Officer since February 2006; and

•	John Hogan, Eric Schnadig, and David Sweet, our three other most highly compensated executive officers who served as executive officers as of September 30, 2007.

Fiscal 2007 Summary Compensation

					Non-Equity
					Incentive
			Stock	Option	Plan	All Other
			Awards	Awards	Compensation	Compensation		Total
Name and Principal Position	Year	Salary ($)	($)(1)	($)(1)	($)(2)	($)(3)		($)

Yuchun Lee(4)	2007	320,833	34,717	30,790	195,000	1,500		582,840
Chief Executive Officer and Chairman
Ralph Goldwasser	2007	248,333	189,886	141,426	99,000	1,500		680,145
Sr. Vice President and Chief Financial Officer
John Hogan	2007	200,000	60,010	105,814	51,000	3,870	(5)	420,694
Vice President of Engineering
Eric Schnadig	2007	200,000	102,661	162,812	178,146	15,145	(6)	658,764
Sr. Vice President of Worldwide Sales
David Sweet	2007	219,167	51,309	244,010	63,750	1,500		579,736
Sr. Vice President Corporate Development

(1)	Amounts represent the vesting of restricted stock units or stock options granted under our 2005 Stock Incentive Plan, as amended. Amounts shown do not reflect compensation actually received by the executive, but rather expense that we recognized in fiscal 2007 for financial statement reporting purposes in accordance with FAS 123(R). For a discussion of our valuation assumptions, see Note 2 to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended September 30, 2007, filed with the SEC on January 7, 2008. See the narrative disclosure below under “Grants of Plan-Based Awards in Fiscal 2007” for a description of the material terms of restricted stock unit and option awards granted under our 2005 Stock Incentive Plan, as amended.

(2)	The amounts disclosed in this column were all awarded under our Fiscal Year 2007 Executive Incentive Plan. These amounts were earned in fiscal 2007 but portions were paid in fiscal 2008. The amount of eligible target bonus is established by the compensation committee of our board of directors each year in its discretion. The Fiscal Year 2007 Executive Incentive Plan is described in the section of this proxy statement entitled “Compensation Discussion and Analysis”.

(3)	Consists, in part, of matching contributions by us under our 401(k) plan of $1,500. Employees vest in the employer matching contribution immediately.

(4)	Mr. Lee is also a member of our board of directors, but does not receive any additional compensation in his capacity as director.

(5)	In addition to our matching contribution under our 401(k) plan of $1,500, includes $2,370 in benefit derived from the purchase of shares through our 2005 Employee Stock Purchase Plan, as amended, which allows employees to purchase shares in our company in certain defined quantities and at certain times of the year, at a 10% discount to the close price on the date of purchase. The benefit referenced above represents the difference between the fair market value of the stock on the Nasdaq stock market at the close of trading on the purchase date and the price actually paid for the shares by the employee (e.g. 10% less than fair market value).

(6)	In addition to our matching contribution under our 401(k) plan of $1,500, includes $13,645 in benefit derived from payment of Mr. Schnadig’s automobile lease by our company.

Fiscal 2007 Grants of Plan-Based Awards

				Option Awards:
		Stock Awards:		Number of	Exercise or Base	Grant Date Fair
		Number of Shares of		Securities	Price of Option	Value of Stock and
	Grant	Stock or Units		Underlying Options	Awards	Option Awards
Name	Date	(#)		(#)(1)	($/Sh)(2)	($)(3)

Yuchun Lee	3/6/07	20,000	(4)	40,000	11.40	430,208
Ralph Goldwasser	5/22/07	20,000	(5)	—	—	322,800
John Hogan	3/6/07	15,000	(4)	—	—	171,000
Eric Schnadig	3/6/07	20,000	(4)	80,000	11.40	632,416
David Sweet	10/31/06	20,000	(4)	40,000	11.46	429,984

(1)	Amounts shown reflect the number of shares of common stock underlying options granted to executive officers during fiscal 2007 under our 2005 Stock Incentive Plan, as amended. The options vest and become exercisable over a four-year period with 12.5% of the shares vesting on June 1, 2007 and the remainder vesting at a rate of 6.25% per quarter thereafter.

(2)	The exercise price per share of each option is equal to the fair market value of our common stock on the date of grant, determined by reference to the closing sale price of our common stock on such date.

(3)	Amounts shown reflect the full grant date fair value of each restricted stock unit or option award, computed in accordance with FAS 123(R).

(4)	Reflects the number of restricted stock units granted during fiscal 2007 under our 2005 Stock Incentive Plan, as amended, and each unit represents the right to receive one share of common stock upon vesting. The restricted stock units vest over a four-year period at a rate of 25% per year, commencing on December 1, 2007.

(5)	Reflects the number of restricted stock units granted to Ralph Goldwasser during fiscal 2007 under our 2005 Stock Incentive Plan, as amended, and each unit represents the right to receive one share of common stock upon vesting. The restricted stock units vest over a four-year period at a rate of 25% per year, commencing on June 1, 2008.

Restricted stock unit awards entitle the recipient to receive shares of common stock to be delivered at the time the restricted stock units vest. Restricted stock unit awards to our executive officers generally vest in annual installments over four years. Upon termination of employment, unvested restricted stock units automatically terminate and will be forfeited. Until shares of common stock are delivered at the time the restricted stock units vest, the holder has no rights as a stockholder with respect to the shares subject to such restricted stock unit, including voting rights and the right to receive dividends or dividend equivalents. The rights and interests in the restricted stock units may not be sold, assigned, encumbered or otherwise transferred except, in the event of death, by will or by the laws of descent and distribution. In the event the executive’s employment with us is terminated by reason of death or disability, the award will be fully vested. In addition, if the executive’s employment with us is terminated by us for a reason other than cause, as defined in the restricted stock unit agreement, then the number of restricted stock units which will be vested will be determined as though the executive’s employment had terminated on the day that follows the anniversary of the grant date that next follows the date of actual termination.

Stock options granted to our executives typically vest in 25% of the number of shares covered by the option on the first anniversary of the date of grant and in 6.25% of the number of shares covered by the option quarterly thereafter. The term of the options is between six and ten years. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents. Except as our board of directors may otherwise determine or provide in an award, awards may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution. During the life of the participant, awards are exercisable only by the participant. Upon termination of employment, the right to exercise the option will terminate three months after cessation of employment. The option is exercisable within one year following the date of death of the recipient by an authorized transferee, and if the recipient becomes disabled, the option will be exercisable until the expiration date of the option.

See the section of this proxy statement entitled, “Potential Payments Upon Termination or Change in Control” for a description of the affect of a change in control on the vesting schedules of stock options and restricted stock units granted to executive officers.

Outstanding Equity Awards at Fiscal 2007 Year-End

	Option Awards					Stock Awards
								Market
	Number of	Number of				Number of		Value of
	Securities	Securities				Shares or		Shares or
	Underlying	Underlying				Units of		Units of
	Unexercised	Unexercised		Option		Stock That		Stock That
	Options	Options		Exercise	Option	have not		have not
	Exercisable	Unexercisable		Price	Expiration	Vested		Vested
Name	(#)	(#)		($)	Date	(#)		($)(1)

Yuchun Lee	100,000			3.30	7/23/2008	20,000	(2)	224,600
	33,333			3.30	10/23/2012
	185,000			3.00	7/23/2013
	61,666			3.00	10/23/2012
	7,500	32,500	(3)	11.40	3/6/2013
Ralph Goldwasser	37,500	62,500	(4)	12.90	2/14/2012	37,500	(5)	421,125
						20,000	(6)	224,600
John Hogan	17,500	18,125	(7)	10.00	8/2/2015	7,500	(8)	84,225
	7,812	1,563	(7)	10.00	8/2/2015
	7,500	12,500	(9)	12.90	2/14/2012	15,000	(10)	168,450
Eric Schnadig	62,499	4,167	(11)	3.36	1/22/2014	15,000	(12)	168,450
	13,526	6,139	(13)	9.00	1/27/2015	20,000	(14)	224,600
	223	112	(13)	9.00	1/27/2015
	15,000	65,000	(3)	11.40	3/6/2013
	15,000	25,000	(9)	12.90	2/14/2012
David Sweet	17,500	22,500	(15)	10.00	8/2/2015	20,000	(16)	224,600
	44,375	25,625	(15)	10.00	8/2/2015
	15,000	25,000	(17)	11.46	10/31/2012

(1)	The value is based on the closing sale price for our common stock as reported by the Nasdaq Global Market on September 28, 2007, the last trading day of fiscal 2007, which was $11.23.

(2)	These restricted stock units were granted on March 6, 2007 and vest at a rate of 25% per year, commencing on December 1, 2007.

(3)	This option was granted on March 6, 2007. This option vested as to 12.5% of the shares on June 1, 2007 and the remainder vest at a rate of 6.25% per quarter thereafter.

(4)	This option was granted on February 14, 2006. This option vested as to 25% of the shares on February 14, 2007 and the remainder vest at a rate of 6.25% per quarter thereafter.

(5)	These restricted stock units were granted on February 14, 2006 and vest over a four-year period at a rate of 25% per year, commencing on February 14, 2007.

(6)	These restricted stock units were granted on May 22, 2007 and vest over a four-year period at a rate of 25% per year, commencing on June 1, 2008.

(7)	This option was granted on August 2, 2005. This option vested as to 25% of the shares on May 23, 2006 and the remainder vest at a rate of 6.25% per quarter thereafter.

(8)	These restricted stock units were granted on February 14, 2006 and vest over a four-year period at a rate of 25% per year, commencing on February 14, 2007.

(9)	This option was granted on February 14, 2006 and vests over a four-year period at a rate of 6.25% per quarter from that date.

(10)	These restricted stock units were granted on March 6, 2007 and vest over a four-year period at a rate of 25% per year, commencing on December 1, 2007.

(11)	These options vested and became exercisable on October 1, 2007.

(12)	These restricted stock units were granted on February 14, 2006 and vest over a four-year period at a rate of 25% per year, commencing on February 14, 2007.

(13)	This option was granted on January 27, 2005 and vests over a four-year period at a rate of 6.25% per quarter from January 1, 2005.

(14)	These restricted stock units were granted on March 6, 2007 and vest over a four-year period at a rate of 25% per year, commencing on December 1, 2007.

(15)	This option was granted on August 2, 2005. This option vested as to 25% of the shares on April 25, 2006 and the remainder vest at a rate of 6.25% per quarter thereafter.

(16)	These restricted stock units were granted on October 31, 2006 and vest over a four-year period at a rate of 25% per year, commencing on December 1, 2007.

(17)	This option was granted on October 31, 2006. This option vests as to 2,500 shares on January 31, 2007 and the remainder vest at a rate of 2,500 shares per quarter thereafter.

Option Exercises and Stock Vested During Fiscal 2007

	Stock Awards
	Number of Shares Acquired	Value Realized
	on Vesting	on Vesting
Name	(#)	($)(1)

Yuchun Lee	—	—
Ralph Goldwasser	12,500	142,125
John Hogan	2,500	32,525
Eric Schnadig	5,000	65,050
David Sweet	—	—

(1)	Value realized upon vesting is based on the closing price of our common stock on the applicable vesting date.

Employment Agreements and Potential Payments Upon Termination or Change-in-Control

Employment Agreements

We do not have formal employment agreements with any of our named executive officers.

As a condition to their employment, each named executive officer entered into a non-competition, non-disclosure and non-solicitation agreement. Pursuant to these agreements, each named executive officer has agreed not to compete with us or to solicit our employees during their employment and for a period of one year after their termination, to protect our confidential and proprietary information and to assign to us all intellectual property conceived of or developed during the term of their employment.

Potential Payments upon Termination or Change in Control

Our 2005 Stock Incentive Plan, as amended, provides that, except to the extent otherwise provided in an agreement evidencing any award, in the event of a change in control, 25% of then unvested shares or options held by any individual, including any executive officer, shall become vested. In addition, under the plan, if the executive officer’s employment is terminated for good reason by the executive officer or without cause by us within 12 months after the change in control, an additional 25% of the unvested shares or options shall become vested. For these purposes, “change in control” generally means the consummation of the following: (a) the sale, transfer or other disposition of substantially all of our assets to a third party entity, (b) a merger or consolidation of our company with a third party entity, or (c) a transfer of more than 50% of the outstanding voting equity of our company to a third party entity, or (d) the failure of the current directors (or replacement if elected by a majority of the board) to constitute a majority of the board of directors.

In contrast to the 2005 Stock Incentive Plan, the restricted stock unit agreements between us and our executive officers generally provide that the restricted stock units will become immediately vested in full if on or prior to the second anniversary of the date of the consummation of a reorganization event, as defined in the restricted stock unit agreement, the recipient’s employment with us is terminated without cause, as defined in the restricted stock unit agreement, by us or by our successor.

The offer letter we entered into with Mr. Goldwasser on February 1, 2006 provides that upon a change in control as defined in our 2005 Stock Incentive Plan, as amended, after the first anniversary of his start date, in the event of termination for good reason by Mr. Goldwasser or without cause by us within one year of a change in control, all unvested options and restricted stock units will vest. The offer letter defines good reason to also include the failure of the surviving entity to employ Mr. Goldwasser in a position with responsibilities commensurate with his responsibilities as our chief financial officer.

The table below shows the benefits potentially payable to each of our named executive officers if there is a change in control of our company, and if he terminates his employment for good reason or we terminate his employment without cause within 12 months after such change in control. These amounts are calculated on the assumption that the employment termination and change in control both took place on September 28, 2007, the last business day in our fiscal 2007.

			Additional Benefits
			Payable Upon a
	Benefits Payable	Benefits Payable	Termination Within
	Upon Termination	Upon a Change in	12 Months of a
Name	Without Cause	Control(1)	Change in Control(2)

Yuchun Lee	—	$56,150	$56,150
Ralph Goldwasser	—	$161,431	$484,294
Eric Schnadig	—	$109,946	$109,946
David Sweet	—	$70,948	$70,948
John Hogan	—	$69,223	$69,223

(1)	Amounts consist entirely of the value of accelerated vesting of 25% of each named executive officer’s unvested equity awards as of the change in control, assuming a change in control date of September 28, 2007 and based on the fair market value of the Company’s common stock as of the close of market on September 28, 2007, which was $11.23 per share.

(2)	Amounts consist entirely of the value of accelerated vesting of an additional 25% of each named executive officer’s unvested equity awards as of the change in control, assuming a change in control date of September 28, 2007 and based on the fair market value of the Company’s common stock as of the close of market on September 28, 2007, which was $11.23 per share, except for Mr. Goldwasser, who is entitled to accelerated vesting of 100% of his unvested equity awards if his employment is terminated for good reason by Mr. Goldwasser or without cause by us within 12 months following a change in control.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information about the securities authorized for issuance under our equity compensation plans as of September 30, 2007:

Equity Compensation Plan Information

(c)
Number of Securities
	(a)			Remaining Available
	Number of Securities		(b)	for Future Issuance
	to be Issued		Weighted-Average	Under Equity
	Upon Exercise of		Exercise Price of	Compensation Plans
	Outstanding		Outstanding	(Excluding
	Options, Warrants		Options, Warrants	Securities Reflected
Plan category	and Rights		and Rights	in Column(a))

Equity compensation plans approved by security holders	2,487,000	(1)	$8.48	1,057,000	(2)
Equity compensation plans not approved by security holders	—		—	—
Total	2,487,000	(1)	$8.48	1,057,000	(2)

(1)	Consists of shares issuable under our amended and restated 1993 stock option plan, our 2003 Stock Option Plan and our 2005 Stock Incentive Plan, as amended. However, this amount does not include an aggregate of 1,136,000 shares of restricted stock unit awards that were unvested as of September 30, 2007 under the 2005 Stock Incentive Plan, as amended, and which will vest through December 31, 2011.

(2)	Includes 151,000 shares issuable under our 2005 Stock Incentive Plan, as amended, and 906,000 shares issuable under our 2005 Employee Stock Purchase Plan, as amended. Shares issuable under the 2005 Stock Incentive Plan, as amended, may be increased annually on the first day of each of our fiscal years, during the period beginning in fiscal 2006 and ending on the second day of fiscal 2014, by a number of shares of common stock equal to the lesser of (A) 5,000,000 shares, (B) 5% of the shares of common stock outstanding as of the opening of business on such date or (C) an amount determined by the board.

INFORMATION ABOUT STOCK OWNERSHIP AND PERFORMANCE

Stock Owned by Directors, Executive Officers and Greater-Than-5% Stockholders

The following table sets forth information with respect to the beneficial ownership of our common stock as of January 15, 2008 (or such other date as indicated) for:

•	each person, entity or group whom we know to beneficially own more than 5% of our outstanding common stock;

•	each of our named executive officers, directors and our director-nominees; and

•	all of our executive officers, directors and our director-nominees as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by footnote, to our knowledge, the persons and entities named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to applicable community property laws. Securities that may be beneficially acquired within 60 days of January 15, 2008, including shares subject to options exercisable within 60 days of January 15, 2008, and restricted stock units vesting within 60 days of January 15, 2008, are deemed to be beneficially owned by the person or entity holding such securities for the purpose of computing ownership of such person or entity, but are not treated as outstanding for the purpose of computing the ownership of any other person or entity. Applicable percentage of beneficial ownership is based on 20,305,212 shares of common stock outstanding as of January 15, 2008.

Unless otherwise indicated, the address of each of the individuals named below is: c/o Unica Corporation, Reservoir Place North, 170 Tracer Lane, Waltham, Massachusetts 02451.

				% of
		Right to		Common
	Outstanding	Acquire	Total Number	Stock
	Shares(1)	Within 60 Days	Beneficially Owned	Outstanding

5%Stockholders:
Diker Management LLC(2)	1,997,345	—	1,997,345	9.8%
745 Fifth Ave., Suite 1409
New York, NY 10151-1406
David Cheung(3)	1,851,107	—	1,851,107	9.1%
Palo Alto Investors LLC(4)	1,681,907	—	1,681,907	8.3%
470 University Ave.
Palo Alto, CA 94301-1812
Independence Investments LLC(4)	1,186,158	—	1,186,158	5.9%
160 Federal St.
Boston, MA 02110-1700
Directors and Executive Officers:
Yuchun Lee(5)	4,561,139	392,499	4,953,638	23.9%
Eric Schnadig	86,112	121,665	207,777	1.0%
David Sweet	3,413	81,250	84,663	*
Ralph A. Goldwasser	12,172	62,500	74,672	*
James A. Perakis	26,819	40,000	66,819	*
Robert Schechter	—	53,333	53,333	*
Aron J. Ain	5,000	45,000	50,000	*
John Hogan	7,423	38,125	45,548	*
Bruce R. Evans	5,375	37,500	42,875	*
Bradford D. Woloson	—	37,500	37,500	*
Carla Hendra	—	15,000	15,000	*
All executive officers and directors as a group	4,707,453	924,372	5,631,825	26.5%

*	Less than 1.0%.

(1)	Information with respect to our 5% stockholders (other than Independence Investments LLC) was provided by such stockholders, and reflects their positions as of December 31, 2007.

(2)	Shares reflected as beneficially owned by Diker Management LLC and affiliated funds consist of 652,216 shares held by the Diker Micro Value Fund; 811,198 shares held by the Diker Micro Value QP Fund; 250,284 shares held by the Diker Micro and Small Cap Fund; and 283,647 shares held by the Diker M&S Cap Master Fund.

(3)	David Cheung is one of our co-founders and employees. Shares beneficially owned by Mr. Cheung consist of 588,109 shares held by the David Cheung Living Trust, 683,711 shares held by the Angela Cheung Living Trust, 189,799 shares held by the David Cheung 2004 Grantor Retained Annuity Trust and 389,488 shares held by the Angela Cheung 2004 Grantor Retained Annuity Trust. Mr. Cheung or his spouse is a trustee of each of these trusts.

(4)	Shares reflected as beneficially owned by Palo Alto Investors LLC and affiliated funds consist of 825,601 shares held by Palo Alto Small Cap Master Fund; 586,750 shares held by Microcap Partners LP; 214,655 shares held by Palo Alto Technology Master Fund; and 54,901 shares held by UBTI Free LP.

(4)	This information is based on a Schedule 13G filed on January 24, 2007 with the SEC by Independence Investments LLC.

(5)	Shares beneficially owned by Mr. Lee include 828,303 shares held by the Yuchun Lee Living Trust, 166,913 shares held by the 2001 Lee Charitable Trust, 1,175,993 shares held by the Yuchun Lee 2004 GRAT, and 2,374,410 shares held by the Agustina Sumito Living Trust. Mr. Lee is a trustee of each of these trusts. Shares beneficially owned by Mr. Lee also include 15,520 shares held by Agustina Sumito, Mr. Lee’s spouse.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership on Form 3 and reports of changes in ownership on Form 4 or 5 with the SEC. These executive officers, directors and 10% stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) reports they file. We believe that, except for the filings as set forth in the table below, during fiscal 2007, each of our directors, executive officers and/or 10% stockholders complied with all Section 16(a) filing requirements.

Number
of Transactions
That Were Not
	Number of	Reported on a
Name of Reporting Person	Late Reports	Timely Basis

John Hogan	One	One
Carol Meyers	One	Four
Bruce Evans	One	Two
Ralph Goldwasser	One	One
Yuchun Lee	Two	Forty-Nine
David Cheung	One	Eighteen
John Landry	One	One

By Order of the Board of Directors,

Jason W. Joseph
Vice President, General Counsel & Secretary

Waltham, Massachusetts
January 25, 2008

Unica Corporation
Proxy Solicited on behalf of the Board of Directors for
Annual Meeting of Stockholders to be held March 7, 2008
     The undersigned hereby authorizes and appoints Ralph A. Goldwasser, Jason W. Joseph and Yuchun Lee, and each of them acting singly, as proxies with full power of substitution in each, to vote all shares of common stock, par value $0.01 per share, of Unica Corporation, held of record as of the close of business on Tuesday, January 8, 2008, by the undersigned at the Annual Meeting of Stockholders to be held on Friday, March 7, 2008, at 10:00 A.M., local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Twenty-Sixth Floor, Boston, Massachusetts 02109, and at any adjournments thereof, on all matters that may properly come before said meeting.
     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED ON THE REVERSE OR, IN THE ABSENCE OF SUCH DIRECTION, FOR THE SPECIFIED NOMINEES IN PROPOSAL ONE, FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2008 AND IN ACCORDANCE WITH THE JUDGMENT OF THE PROXIES UPON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING, INCLUDING ANY ADJOURNMENTS THEREOF.
     Comments:
     (If you noted any Comments above, please mark corresponding box on the reverse side.)

SEE		SEE
REVERSE		REVERSE
SIDE	(To be signed on reverse side)	SIDE

UNICA CORPORATION RESERVOIR PLACE NORTH 170 TRACER LANE WALTHAM, MA 02451	VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Unica Corporation, Reservoir Place North, 170 Tracer Lane, Waltham, Massachusetts 02451
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:   KEEP THIS PORTION FOR YOUR RECORDS
  DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
UNICA CORPORATION

PROPOSAL 1: ELECT TWO CLASS III DIRECTORS	For	Withhold

01) Aron J. Ain	☐	☐

02) Robert P. Schechter	☐	☐
THE BOARD OF DIRECTORS RECOMMENDS A
VOTE FOR THE SPECIFIED NOMINEES IN PROPOSAL ONE.

PROPOSAL 2: RATIFY SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	For	Against	Abstain

Ratification of the selection of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm of Unica Corporation for fiscal year 2008.	☐	☐	☐
THE BOARD OF DIRECTORS RECOMMENDS A
VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF
PRICEWATERHOUSECOOPERS LLP.
In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.
PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE, WHICH REQUIRES POSTAGE IF NOT MAILED IN THE UNITED STATES.
     NOTE: This Proxy Card must be signed exactly as the name of the stockholder(s) appear(s) on the label above. Executors, administrators, trustees, etc. should give full title as such. If the signatory is a corporation, please sign full corporate name by duly authorized officer.
For comments please check this box and write on the back where indicated   ☐

Please indicate if you plan to attend this meeting	☐	☐
	Yes	No
Signature [PLEASE SIGN WITHIN BOX] Date
Signature (Joint Owners) Date     Date